Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

Perseon Corporation

and

Pyrexar Medical Inc.

Dated as of April 1, 2015

ARTICLE 1 PURCHASE AND SALE OF ASSETS	PAGE

1.1	Purchase and Sale of Assets	1

1.2	Excluded Assets	1

1.3	Assumption of Assumed Liabilities	2

1.4	Retained Liabilities	2

1.5	Payment of Purchase Price	2

1.6	Proration	3

1.7	Purchase Price Allocation	3

ARTICLE 2 CLOSING3

2.1	Closing	3

2.2	Closing Obligations	3

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	Organization and Good Standing	4

3.2	Authority; No Conflicts with Respect to Seller	5

3.3	Inventories	5

3.4	Title to and Condition of Assets	5

3.5	Compliance with Legal Requirements	6

3.6	U.S. Food and Drug Administration Approvals	6

3.7	Legal Proceedings; Orders	6

3.8	Assumed Contracts; No Defaults	6

3.9	Intellectual Property	6

3.10	Brokers or Finders	7

3.11	Investment Intent for Buyer Shares	7

3.12	Restricted Securities	7

3.13	No Public Market	7

3.14	Legends	8

3.15	Accredited Investor	8

3.16	No other Representations	8

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER

4.1	Organization and Good Standing	8

4.2	Authority	8

4.3	Title to Buyer Shares	9

4.4	No other Business Operations	9

4.5	Brokers or Finders	9

4.6	Investigation and Evaluation	9

ARTICLE 5 COVENANTS

5.1	Governmental Approvals	10

5.2	Access and Information	10

(continued)

5.3	Transferred Employees	10

5.4	Employee Matters	10

5.5	Assistance in Proceedings	11

5.6	Notification of Certain Matters	11

5.7	Commercially Reasonable Efforts	11

5.8	Confidentiality	11

5.9	Bulk Sales Laws.	12

5.10	Transfer Taxes

ARTICLE 6 CONDITIONS OF CLOSING BY BUYER

6.1	Compliance	12

6.2	Board of Directors Approval	12

6.3	Consents and Authorization	12

6.4	No Action or Proceeding	12

6.5	Delivery of Closing Documents	12

ARTICLE 7 CONDITION TO CLOSING BY SELLER

7.1	Compliance	12

7.2	Consent and Authorizations	13

7.3	No Action Proceeding	13

7.4	Board of Directors Approval	13

7.5	Fairness Opinion	13

7.6	Delivery of Closing Documents	13

ARTICLE 8 INDEMNIFICATION; REMEDIES

8.1	Survival and Time Limitations	13

8.2	Indemnification and Payment of Damages by Seller	13

8.3	Indemnification and Payment of Damages by Buyer	14

8.4	Limitations on Liability	14

8.5	Procedure for Indemnification	15

8.6	Sole Remedy	16

8.7	Tax Treatment of Indemnification Payments	16

ARTICLE 9 NONCOMPETITION OBLIGATIONS

9.1	Noncompetition Obligations	16

9.2	Nonsolicitation	17

9.3	Remedies	17

9.4	Revisions	18

ARTICLE 10 RESTRICTION ON TRADING

10.1	Restriction on Trading in Seller Securities.	18

(continued)

ARTICLE 11 TERMINATION

11.1	Termination Events	18

11.2	Effect of Termination	19

ARTICLE 12 GENERAL PROVISIONS

12.1	Further Assurances	19

12.2	Expenses	19

12.3	Public Announcements	19

12.4	Notices	19

12.5	Waiver	20

12.6	Entire Agreement and Modification	21

12.7	Successors and Assigns	21

12.8	Assignment	21

12.9	Severability	21

12.10	Section Headings; Construction	21

12.11	Mutual Drafting; Advice of Counsel	21

12.12	Governing Law; Waiver of Jury Trial	22

12.13	Jurisdiction	22

12.14	Third Parties	22

12.15	Counterparts	22

12.16	Electronic Signatures	22

12.17	Non-recourse.	22

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of April 1, 2015, by and among Perseon Corporation, a Delaware corporation (“Seller”), and Pyrexar Medical Inc., a Nevada corporation (“Buyer”).  Capitalized terms used in this Agreement are defined in Exhibit A unless otherwise defined herein.

RECITALS

WHEREAS, Seller owns certain assets used exclusively in its business of developing, manufacturing and marketing the Hyperthermia Products; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase certain assets associated with the Hyperthermia Products on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements of the respective parties as set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets

.  At the Closing and on the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, free and clear of all Encumbrances, all right, title and interest in and to certain assets associated with the Hyperthermia Products existing as of the Closing Date (the “Acquired Assets”) which are specifically set forth below:

(a) the Contracts set forth on Section 1.1(a) of the Disclosure Schedules (the “Assumed Contracts”);

(b) the Hyperthermia Products Inventories set forth on Section 1.1(b) of the Disclosure Schedules;

(c) the Intellectual Property owned or licensed by Seller and necessary for conducting the business of Seller related exclusively to the Hyperthermia Products as currently conducted (the “Business Intellectual Property”) set forth on Section 1.1(c) of the Disclosure Schedules;

(d) the Permits held by Seller related to the Acquired Assets set forth on Section 1.1(d) of the Disclosure Schedules;

(e) the hardware, equipment, furniture, fixtures and other tangible personal property identified on Section 1.1(e) of the Disclosure Schedules (the “Tangible Personal Property”) relating to the development, manufacture or marketing of the Hyperthermia Products;

(f) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related exclusively to any Acquired Assets;

(g) a copy of any books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Entity), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating exclusively to the Acquired Assets or the Assumed Liabilities (“Books and Records”).

1.2 Excluded Assets

.  Other than the Acquired Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Acquired Assets.  For the avoidance of doubt, the parties agree that any and all assets owned, used or held for use by Seller in connection with Seller’s business of developing, manufacturing and marketing microwave ablation systems shall be deemed to be excluded assets.

1.3 Assumption of Assumed Liabilities

.  At the Closing and on the terms and subject to the conditions set forth in this Agreement, Buyer agrees to assume only the following obligations and liabilities of Seller (the “Assumed Liabilities”):

(a) Accounts Payable.  The accounts payable and deferred revenue of Seller identified on Section 1.3(a) of the Disclosure Schedule;

(b) Contracts.  All liabilities arising under or relating to the Assumed Contracts;

(c) Warranty Obligations.  All Warranty Obligations with respect to Hyperthermia Products shipped to customers of Seller prior to the Closing Date; and

(d) Obligations Arising from Acquired Assets.  All obligations arising after the Closing Date under or relating to the Acquired Assets.

1.4 Retained Liabilities

.  The parties specifically acknowledge that Buyer is not agreeing to assume any liability or obligation of Seller, whether related to the Acquired Assets or otherwise, other than the Assumed Liabilities (the “Retained Liabilities”), and that nothing in this Agreement will be construed as an agreement otherwise.  The Retained Liabilities are excluded from the Assumed Liabilities and will be retained by Seller and remain the sole responsibility of Seller following the Closing.

1.5 Payment of Purchase Price

.  As consideration for the Acquired Assets, (a) Buyer shall deliver to Seller at Closing 1,291,886 shares of Series A Preferred Stock of Buyer (the “Buyer Shares”), which shall (i) equal 19.9% of the outstanding capital stock of Buyer, (ii) constitute all of the outstanding Series A Preferred Stock of Buyer, and (iii) contain all of the additional terms set forth on Section 1.5 of the Disclosure Schedules, and (b) Buyer shall pay to Seller a percentage of gross revenues received from sales of Hyperthermia Products by Buyer pursuant to the terms and conditions described in Exhibit B (“Revenue Share”, and together with the Buyer Shares, the “Purchase Price”).  Buyer agrees to comply with the terms and conditions set forth in Exhibit B.

1.6 Proration

.  All property and ad valorem Taxes, rents, utilities and other customarily portable items relating to the Acquired Assets payable prior to or subsequent to the Closing Date and relating to a period of time both prior to and subsequent to the Closing Date will be prorated as of the Closing between Buyer and Seller.  If the actual amount of any such item is not known as of the Closing Date, such proration will be based on the previous year’s assessment of such item and the parties will adjust such proration and pay any underpayment or reimburse for any overpayment within thirty (30) days after the actual amount becomes known.

1.7 Purchase Price Allocation

.  The allocation statement on Section 1.7 of the Disclosure Schedules (the “Allocation Statement”) sets forth the allocation of the Purchase Price in accordance with Section 1060 of the Code among the Acquired Assets.  Buyer and Seller, and their respective Affiliates, shall report and file Tax Returns in all respects and for all Tax purposes consistent with the Allocation Statement for U.S. federal income tax purposes.  Buyer and Seller shall not, and shall not permit any of their respective Affiliates to, take any position, whether in any Tax Return, audit, examination, adjustment, litigation or other proceeding with respect to Taxes, which is inconsistent with the Allocation Statement unless required to do so by any Legal Requirement or with the prior written consent of the other parties.

ARTICLE 2
CLOSING

2.1 Closing

.  Subject to the termination of this Agreement as provided in Article 11, the closing of the Contemplated Transactions (the “Closing”) shall be held at the offices of Dorsey & Whitney LLP located in Salt Lake City, Utah on April 1, 2015, or at such other place or on such other date as is agreed upon by the parties in writing.  The date on which the Closing actually takes place is referred to herein as the “Closing Date” and the Closing shall be deemed effective at 8:00 a.m. MST on the Closing Date.  Subject to the provisions of Article 11, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.2 Closing Obligations

   At the Closing:

(a) Seller shall deliver or cause to be delivered to Buyer:

(i) the Bill of Sale attached hereto as Exhibit C (the “Bill of Sale”) executed by Seller;

(ii) the Intellectual Property Assignment in the form attached hereto as Exhibit D executed by Seller;

(iii) the Assignment and Assumption Agreement attached hereto as Exhibit E executed by Seller;

(iv) the Lease Agreement in the form attached hereto as Exhibit F (“Lease”), executed by Seller;

(v) a limited release of Paul Turner’s noncompetition obligations in form satisfactory to the parties, executed by Seller;

(vi) a certificate of Seller, executed by an officer of Seller, attaching and certifying the truth and correctness as of the Closing Date, of (A) Seller’s certificate of incorporation; and (B) Seller’s bylaws; and (C) resolutions adopted by Seller’s board of directors authorizing the execution and delivery of this Agreement and each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby; and

(vii) such other deeds, bills of sale, assignments, certificates and documents as may be reasonably requested by Buyer.

(b) Buyer shall deliver or cause to be delivered to Seller:

(i) the Buyer Shares;

(ii) the Bill of Sale, executed by Buyer;

(iii) the Lease, executed by Buyer; and

(iv) a certificate of Buyer, executed by an officer of Buyer, attaching and certifying the truth and correctness as of the Closing Date, of (A) Buyer’s articles of incorporation; and (B) Buyer’s bylaws; and (C) resolutions adopted by Buyer’s board of directors authorizing the execution and delivery of this Agreement and each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Buyer to enter into this Agreement to purchase the Acquired Assets, Seller represents and warrants to Buyer that the following statements contained in this Article 3 are true and correct on and as of the date of this Agreement:

3.1 Organization and Good Standing

Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as now being conducted and to own, lease or use the properties and assets that it purports to own, lease or use.

3.2 Authority; No Conflicts with Respect to Seller

(a) The execution, delivery and performance by Seller of this Agreement and the other agreements, documents and instruments required to be delivered by Seller in accordance with the provisions hereof (collectively, the “Transaction Documents”) to which it is a party and the consummation by Seller of the Contemplated Transactions, have been duly authorized by all necessary corporate action.  All actions on the part of Seller and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the Transaction Documents, and the performance of all obligations of Seller hereunder and thereunder have been duly taken as required by any Legal Requirement.  This Agreement and each of the Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitute, or will constitute when delivered, the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) The execution and delivery of this Agreement and the consummation or performance of the Contemplated Transactions by Seller will not (i) result in a violation or breach of any provision of the Organizational Documents of Seller; (ii) result in a violation or breach of any provision of any Legal Requirement or Order applicable to Seller or the Acquired Assets; or (iii) except for the Required Consents, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Assumed Contract; except in the cases of clauses (ii) and (iii), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on the Acquired Assets.

(c) Except for the notices and consents set forth in Section 3.2(c) of the Disclosure Schedule (collectively, the “Required Consents”), Seller is not, and shall not be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 Inventories

 All items included in the Inventories set forth on Section 1.1(b) of the Disclosure Schedules are of a useable quality and, with respect to finished goods, are saleable, in the ordinary course of business of Seller.

3.4 Title to and Condition of Assets

Seller has good and valid title to, or a valid and enforceable leasehold interest in, the Acquired Assets, free and clear of any and all Encumbrances except Permitted Encumbrances.  To the Knowledge of Seller, the Acquired Assets have been maintained in accordance with normal industry standards and are in good operating condition, ordinary wear and tear excepted.

3.5 Compliance with Legal Requirements

To the Knowledge of Seller, Seller has complied and is currently complying in all material respects with all Legal Requirements pertaining to the Acquired Assets, except where the failure to be in compliance would not have a material adverse effect on the Acquired Assets.  Seller has not received any notice of any violation of any Legal Requirements regarding the Acquired Assets and has timely filed all reports, data and other information required to be filed for the Acquired Assets pursuant to the Legal Requirements.

3.6 U.S. Food and Drug Administration Approvals

With respect to the Hyperthermia Products now existing:  (i) Seller has obtained the Permits issued by the U.S. Food and Drug Administration or other Governmental Entities set forth on Section 1.1(d) of the Disclosure Schedule pertaining to the design, development, pre-clinical and clinical testing, manufacturing and distribution of the Hyperthermia Products; and (ii) to the Knowledge of Seller, Seller is in compliance in all material respects with all terms and conditions and applicable reporting requirements of each such Permit.

3.7 Legal Proceedings; Orders

Except as set forth on Section 3.7 of the Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of Seller (i) threatened against Seller with respect to the Acquired Assets, or (ii) which may call into question the validity or hinder the enforceability of this Agreement or any of the Transaction Documents or the transactions contemplated thereby; nor to the Knowledge of Seller has there occurred any event, nor to the Knowledge of Seller does there exist any condition, on the basis of which any such Proceeding might be properly instituted or commenced with respect to the Acquired Assets.  Seller is not a party or subject to, nor are any of its assets subject to, the provisions of any Order relating to the Acquired Assets that would have a material adverse effect on the Acquired Assets.

3.8 Assumed Contracts; No Defaults.

(a) Section 1.1(a) of the Disclosure Schedule contains a complete and accurate list, and Seller has delivered or made available to Buyer, or made available for its review, true and complete copies of each Assumed Contract.

(b) Each Assumed Contract is legal, valid, binding, enforceable and in full force and effect, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or general principles of equity.  Except as set forth on Section 1.1(a) of the Disclosure Schedule, to the Knowledge of Seller, Seller is not (with or without the lapse of time or the giving of notice) in material breach or default under any Assumed Contract and no other party to such Assumed Contract is (with or without the lapse of time or the giving of notice) in material breach or default thereunder.  Seller has not received any written notice of the intention of any party to terminate or of any threatened cancellation of any of the Assumed Contracts, nor to the Knowledge of Seller, are there any outstanding disputes thereunder.

3.9 Intellectual Property.

(a) Seller owns, free and clear of all Encumbrances, licenses, or otherwise possesses legally enforceable rights to use the Business Intellectual Property.

(b) To the Knowledge of Seller, there is no and has been no unauthorized use, disclosure, infringement, misappropriation or other violation of any Business Intellectual Property rights of Seller, by any third party.  To the Knowledge of Seller, the conduct of Seller’s business as currently conducted does not infringe upon any proprietary Intellectual Property right of any third party.

(c) To the Knowledge of Seller, all Business Intellectual Property that was not licensed to Seller pursuant to a written license agreement was:  (i) developed by employees of Seller working within the scope of their employment (or who have otherwise assigned their rights to Seller); (ii) developed by consultants, contractors, subcontractors or others who have executed written agreements containing assignment provisions in favor of Seller as assignee that have conveyed to Seller ownership of all of such person’s Intellectual Property rights in such items (other than rights, such as moral rights, that cannot be assigned as a matter of law); or (iii) acquired in connection with acquisitions made by Seller.

3.10 Brokers or Finders

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller.

3.11 Investment Intent for Buyer Shares

The Buyer Shares to be acquired by the Seller will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Seller further represents that the Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Buyer Shares.

3.12 Restricted Securities

The Seller understands that the Buyer Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein.  The Seller understands that the Buyer Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Buyer Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Seller acknowledges that the Buyer has no obligation to register or qualify the Buyer Shares for resale.  The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Shares, and on requirements relating to the Buyer which are outside of the Seller’s control, and which the Buyer is under no obligation and may not be able to satisfy.

3.13 No Public Market

The Seller understands that no public market now exists for the Buyer Shares, and that the Buyer has made no assurances that a public market will ever exist for the Buyer Shares.

3.14 Legends

The Seller understands that the Buyer Shares and any securities issued in respect of or exchange for the Buyer Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a) Any legend set forth in, or required by, the other Transaction Agreements.

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Buyer Shares represented by the certificate, instrument, or book entry so legended.

3.15 Accredited Investor

The Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.16 No other Representations

Seller is making no representations or warranties, express or implied, of any nature whatever with respect to the Acquired Assets or the Contemplated Transactions other than the representations and warranties of Seller specifically set forth in this Article 3.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the following statements contained in this Article 4 are true and correct on and as of the date of this Agreement:

4.1 Organization and Good Standing

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada with full power and authority to conduct its business as it is now being conducted, and to own, lease or use the properties and assets that it purports to own, lease or use.  Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Utah and each other state or jurisdiction (if any) in which either the ownership or use of the properties owned, leased or used by it, or the nature of the activities conducted by it, requires such qualification.  Buyer has delivered or made available to Seller true and complete copies of Buyer’s Organizational Documents, as currently in effect.

4.2 Authority

(a) The execution, delivery and performance by Buyer of this Agreement and each of the other Transaction Documents required to be delivered by Buyer in accordance with the provisions hereof to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporation action.  All actions on the part of Buyer necessary for the authorization, execution and delivery of this Agreement and the Transaction Documents, and the performance of all obligations of Buyer hereunder and thereunder have been duly taken as required by any Legal Requirement and any applicable agreements.  This Agreement and each of the Transaction Documents have been duly executed and delivered by Buyer and constitute, or will constitute when delivered, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) The execution and delivery of this Agreement and the consummation or performance of the Contemplated Transactions by Buyer does not (i) result in a violation or breach of any provision of the Organizational Documents of Buyer; (ii) result in a violation or breach of any provision of any Legal Requirement or Order applicable to Buyer; or (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract to which Buyer is a party.

(c) Buyer is not, and shall not be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Title to Buyer Shares

At the Closing, Buyer shall transfer to Seller the Buyer Shares free and clear of any and all Encumbrances.  Buyer has duly and validly reserved the Buyer Shares for issuance pursuant to this Agreement, and when issued at the Closing, the Buyer Shares will be duly and validly issued, fully paid and non-assessable.

4.4 No other Business Operations

Buyer was incorporated for the purpose of purchasing, owning and operating the Acquired Assets.  Buyer has not had any significant business operations other than in contemplation of the ownership and operation of the Acquired Assets.

4.5 Brokers or Finders

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

4.6 Investigation and Evaluation

Buyer acknowledges that (i) Buyer is experienced in the operation of the type of business conducted by Seller, (ii) Buyer and its directors, officers, attorneys, accountants and advisors have been given the opportunity to examine to the full extent deemed necessary and desirable by Buyer all books, records and other information with respect to the Acquired Assets, (iii) Buyer has taken full responsibility for determining the scope of its investigations of the Acquired Assets, (iv) Buyer is fully capable of evaluating the adequacy and accuracy of the information obtained by Buyer in the course of such investigations; and (v) Buyer has not relied on Seller with respect to any matter in connection with Buyer’s evaluation of the Acquired Assets or the Contemplated Transactions other than the representations and warranties of Seller specifically set forth in Article 3.

ARTICLE 5
COVENANTS

5.1 Governmental Approvals

The parties shall reasonably cooperate with each other in obtaining all Permits which Buyer reasonably deems necessary or appropriate and in preparing any document or other materials which may be required by any Governmental Entity as a predicate to or as a result of the transactions contemplated herein.

5.2 Access and Information

After the Closing, Seller shall give to representatives of Buyer reasonable access during normal business hours to Seller’s premises and, consistent with Legal Requirements, Seller’s books, accounts and records and all other relevant documents and will make available, and use their reasonable efforts to cause Seller’s accountants and other representatives to make available, copies of all such documents and information with respect to the Acquired Assets as representatives of Buyer may from time to time reasonably request in order to comply with a Legal Requirement or other legitimate business interest of Buyer; provided, however, that any associated investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller's personnel and in such a manner as not to interfere with the conduct of the business of Seller.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s discretion: (a) cause significant competitive harm to Seller and its businesses, including the Acquired Assets, if the transactions contemplated by this Agreement are not consummated; (b) jeopardize any attorney-client or other privilege; or (c) contravene any Legal Requirement, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to or customers of Seller.  Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.2.

5.3 Transferred Employees

Buyer shall offer to employ, and, if accepted, shall employ, on a full-time basis all of the Transferred Employees.  Certain of the Transferred Employees, as indicated on Exhibit G hereto, will be employed by, and their compensation shall be paid by, Seller until May 1, 2015. Each Transferred Employee employed by Buyer after the Closing Date will be eligible for immediate participation in employee welfare benefit plans maintained by Buyer, provided that such employee was eligible for participation in any employee welfare benefit plans offered by Seller prior to the Closing.  Each Transferred Employee employed by Buyer after the Closing will also be immediately eligible for participation in employee pension benefit plans offered by Buyer.

5.4 Employee Matters

(a) Seller shall make full and final settlements with all of the Transferred Employees through the Closing Date with respect to all liabilities and obligations relating to their employment with Seller.

(b) Except as set forth otherwise herein, Seller will be and remain solely responsible for all wages, incentives, bonuses, commissions, and other similar benefits that have accrued or are owing to the Transferred Employees relating to their employment with Seller.

5.5 Assistance in Proceedings

After the Closing, Seller will fully cooperate with Buyer and its counsel, and Buyer will fully cooperate with Seller and its counsel, in the contest or defense of, or in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, circumstance or transaction on or before the Closing Date involving the Acquired Assets.  Such cooperation shall include, but not be limited to, making available their respective personnel, providing testimony and providing access to their respective books and records.

5.6 Notification of Certain Matters

Until the Closing Date, and to the extent within the Knowledge of Seller, Seller shall promptly advise Buyer in writing of (i) any change or event that would cause any condition to closing to be unable to be satisfied, (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions, (iii) the existence of any matter arising or discovered which would have been required to be set forth or described in the schedules to this Agreement.  To the extent within the Knowledge of Seller, Seller shall promptly notify Buyer of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.  Until the Closing Date, and to the extent within the Knowledge of Buyer, Buyer shall promptly advise Seller in writing of (i) any change or event that would cause any condition to closing to be unable to be satisfied, (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions, and (iii) the existence of any matter arising or discovered which would have been required to be set forth or described in the schedules to this Agreement.  To the extent within the Knowledge of Buyer, Buyer shall promptly notify Seller of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

5.7 Commercially Reasonable Efforts

Seller and Buyer each hereby covenant and agree to use their Commercially Reasonable Efforts to obtain all consents and approvals required to carry out the Contemplated Transactions and to satisfy the conditions specified herein.  Seller and Buyer each further covenant to use their Commercially Reasonable Efforts to cause the conditions set forth in Article 6 and Article 7 to be satisfied in a timely manner.

5.8 Confidentiality

Buyer acknowledges and agrees that it is bound by the Confidentiality Agreement and that the Confidentiality Agreement remains in full force and effect following the execution of this Agreement.  In addition, Buyer covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.8 shall nonetheless continue in full force and effect.

5.9 Bulk Sales Laws.

 The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer.

5.10 Transfer Taxes

All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

5.11 Consents. The parties shall use commercially reasonable efforts to obtain any Required Consents and to give any material notices that are required in connection with the consummation of the transactions contemplated by the Transfer Documents, including without limitation those Required Consents and notices listed on Section 3.2(c) of the Disclosure Schedules.

ARTICLE 6
CONDITIONS OF CLOSING BY BUYER

The obligations of Buyer to effect the Contemplated Transactions are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

6.1 Compliance

All of the representations and warranties of Seller contained in this Agreement shall be true as of the date of this Agreement and as of the time of the Closing, except as would not individually or in the aggregate have a material adverse effect on the Acquired Assets or Seller’s ability to consummate the Contemplated Transactions.  Seller shall have performed or complied in all material respects with all covenants and conditions explicitly required by this Agreement to be performed or complied with by it prior to or at the Closing.

6.2 Board of Directors Approval

The Board of Directors of Seller shall not have withdrawn its approval of the Contemplated Transactions pursuant to Article 10.

6.3 Consents and Authorization

All Required Consents that are required to be received or delivered at or prior to the Closing shall have been received or delivered as applicable, in form and substance reasonably satisfactory to Buyer.

6.4 No Action or Proceeding

No court or administrative agency has issued any Order to enjoin the consummation of the Contemplated Transactions, and no governmental authority shall have asserted that these transactions constitute a violation of law or give rise to liability on the part of Buyer or Seller.

6.5 Delivery of Closing Documents

 All of the exhibits, agreements and certificates referenced in Section 2.2(a) shall have been duly executed by Seller or such other third party as may be appropriate, and delivered to Buyer.

ARTICLE 7
CONDITION TO CLOSING BY SELLER

The obligations of Seller to effect the Contemplated Transactions are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Seller:

7.1 Compliance

All of the representations and warranties made by Buyer in this Agreement shall be true as of the date of this Agreement and as of the time of Closing, except as would not individually or in the aggregate have a material adverse effect on the Acquired Assets or Buyer’s ability to consummate the Contemplated Transactions, and Buyer shall have performed and complied in all material respects with all covenants and conditions explicitly required by this Agreement to be performed or complied with by it prior to or at the Closing.

7.2 Consent and Authorizations

All Required Consents that are required to be received or delivered at or prior to the Closing shall have been received or delivered as applicable, in form and substance reasonably satisfactory to Seller.

7.3 No Action Proceeding

No action or proceeding shall have been brought or threatened in writing before any court or administrative agency to enjoin the consummation of the Contemplated Transactions, and no governmental authority shall have asserted that these transactions constitute a violation of law or give rise to liability on the part of Buyer or Seller.

7.4 Board of Directors Approval

The Board of Directors of Seller shall not have withdrawn its approval of the Contemplated Transactions pursuant to Article 10.

7.5 Fairness Opinion

Seller shall have received a fairness opinion in form and substance acceptable to Seller confirming the fairness of the consideration to be received by Seller.

7.6 Delivery of Closing Documents

All of the exhibits, agreements and certificates referenced in Section 2.2(b) shall have been duly executed by Buyer or such other third party as may be appropriate, and delivered to Seller.

ARTICLE 8
INDEMNIFICATION; REMEDIES

8.1 Survival and Time Limitations

.All representations and warranties in this Agreement shall, unless otherwise noted in this Section 8.1, survive the Closing for a period of six (6) months after the Closing Date.  Notwithstanding the foregoing survival limitations, the representations and warranties of the parties in Sections 3.1 and 4.1 (Organization and Good Standing), and 3.2 and 4.2 (Authority; No Conflicts) (collectively, the “Fundamental Representations”) shall survive until thirty (30) days after the applicable statute of limitations has tolled for claims based on such matters. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

8.2 Indemnification and Payment of Damages by Seller

Seller agrees to indemnify and hold harmless Buyer, and its respective Representatives, stockholders, directors, officers, employees and Affiliates (collectively, the “Buyer Indemnified Persons”) from and against, and shall pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage, payment, obligation, Taxes, expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), which any such Buyer Indemnified Persons may suffer, sustain or become subject to in connection with:

(a) any material breach of or material inaccuracy in any representation or warranty made by Seller in this Agreement;

(b) any material breach by Seller of any covenant or obligation of Seller in this Agreement;

(c) any Damages with respect to the Excluded Liabilities;

8.3 Indemnification and Payment of Damages by Buyer

Buyer shall indemnify and hold harmless Seller and its Representatives, stockholders, directors, officers, employees and Affiliates (collectively, the “Seller Indemnified Persons”), and shall pay to the Seller Indemnified Persons the amount of any Damages which any such Seller Indemnified Persons may suffer, sustain or become subject to in connection with:

(a) any material breach of or material inaccuracy in any representation or warranty made by Buyer in this Agreement;

(b) any material breach by Buyer of any covenant or obligation of Buyer in this Agreement;

(c) any Damages with respect to the Assumed Liabilities;

8.4 Limitations on Liability

(a) Except with respect to any claim based on a breach of any Fundamental Representation (as to which breaches there shall be no Deductible), an indemnifying party shall have no liability (for indemnification or otherwise) with respect to any matters described in Section 8.3(a) and Section 8.2(a), as applicable, until the total amount of all Damages payable by the indemnifying party with respect to such matters exceeds Fifteen Thousand Dollars ($15,000) (the “Deductible”), and then only for the amount by which such Damages exceed the Deductible.

(b) Except with respect to any claim based on a breach of any Fundamental Representation (as to which breaches the maximum amount of Damages that an indemnifying party shall be obligated to pay to the indemnified Persons under Section 8.2 or Section 8.3, as applicable, shall be limited to the total Purchase Price actually received by Seller in connection with this Agreement, whether with respect to the Buyer Shares or the Revenue Share) and except with respect to Article 9 (Noncompetition Obligations), the maximum amount of Damages that an indemnifying party shall be obligated to pay to the indemnified Persons under Section 8.2 or Section 8.3, as applicable, shall be limited to an amount equal to ten percent (10%) of total Purchase Price actually received by Seller in connection with this Agreement, whether with respect to the Buyer Shares or the Revenue Share (the “Cap Amount”).  Damages arising from a breach of any Fundamental Representation shall be excluded for purposes of calculating Damages applicable to the Cap Amount.

(c) Payments by an indemnifying party pursuant to Section 8.2 or Section 8.3, as applicable, in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the indemnified Persons in respect of any such claim. The indemnified party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages prior to seeking indemnification under this Agreement.

(d) Payments by an indemnifying party pursuant to Section 8.2 or Section 8.3, as applicable, in respect of any Damages shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Damages by the indemnified Persons.

(e) In no event shall an indemnifying party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue, profits or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f) Each indemnified party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damages.

(g) Seller shall not be liable under Section 8.2 for any Damages based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.  Buyer shall not be liable under Section 8.3 for any Damages based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement if Seller had knowledge of such inaccuracy or breach prior to the Closing.

8.5 Procedure for Indemnification

A Buyer Indemnified Person or Seller Indemnified Person (each, an “Indemnified Party”) shall give the indemnifying party (each, an “Indemnifying Party”), notice in writing (a “Claim Notice”) of any matter which an Indemnified Party has determined has given or reasonably could give rise to a right of indemnification under this Agreement (a “Claim”), within sixty (60) days of such determination; provided, however, that any failure of the Indemnified Party to provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article 8 except to the extent the Indemnifying Party is materially prejudiced by such failure; provided, further, that no such Claim Notice shall be effective unless it has been delivered to the Indemnifying Party on or before (a) in the case of Claims based on fraud, within sixty (60) days after the expiration of all applicable statutes of limitations related thereto, (b) in the case of a Claim related to the breach of Article 9 (Noncompetition Obligations), within the applicable statute of limitations, or (c) in the case of any other Claim, on or before the end of the applicable survival period, as set forth in Section 8.1.  Upon receipt of the Claim Notice, the Indemnifying Party shall be entitled to assume and control the defense of such Claim at its expense for as long as it diligently pursues the defense of such Claim, if it gives notice of its intention to do so to the Indemnified Party within ten (10) business days of the receipt of such Claim Notice from the Indemnified Party; provided, however, that (i) the Indemnified Party must approve of the selection of legal counsel by the Indemnifying Party, which approval shall not be unreasonably withheld or delayed and (ii) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnified Party.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in all commercially reasonable respects in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld so long as (A) there is no payment or other consideration required of the Indemnified Party, (B) the settlement includes a complete release of the Indemnified Party, and (C) such settlement does not require or otherwise involve any material restrictions on the conduct of business by Seller or any other Indemnified Party.

8.6 Sole Remedy

Upon and after the Closing, the provisions of this Article 8 represent the sole and exclusive remedy available to any party to this Agreement for any misstatement or omission by any other party relating to any representation or warranty contained herein (including without limitation fraudulent acts), and each party hereby unconditionally waives any other rights that it may have at law or in equity for any misstatement or omission by any other party from any representation or warranty contained herein.

8.7 Tax Treatment of Indemnification Payments

All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE 9
NONCOMPETITION OBLIGATIONS

9.1 Noncompetition Obligations

(a) For a period of seven (7)  years following the Closing Date, except as provided otherwise herein, Seller shall not own, operate, manage, control, engage in, participate in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner, any person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly competes with the business of developing, manufacturing or marketing the Hyperthermia Products.

(b) For a period of seven (7) years following the Closing Date, except as provided otherwise herein, Buyer shall not own, operate, manage, control, engage in, participate in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner, any person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly competes with the existing business of Seller other than the developing, manufacturing or marketing the Hyperthermia Products.  For the avoidance of doubt, any business that is similar to or competitive with the microwave ablation systems business of Seller shall be deemed to violate this Section 9.1(b).

9.2 Nonsolicitation

(a) For a period of five (5) years following the Closing Date, Buyer shall not without the prior written consent of Seller, approval not to be unreasonably withheld, directly or indirectly (including by causing, encouraging, directing or soliciting any other Person to) contact or approach for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any employee of Seller other than the Transferred Employees, or induce, interfere with or solicit, or attempt to induce, interfere with or solicit, any Person that is a current or former customer, supplier or other business relation of Seller into any business relationship that would be reasonably expected to harm the relationship of Seller with, any prospective, current or former customer or supplier of Seller.

(b) For a period of five (5) years following the Closing Date, Seller shall not without the prior written consent of Buyer, approval not to be unreasonably withheld, directly or indirectly (including by causing, encouraging, directing or soliciting any other Person to) contact or approach for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Transferred Employee, or induce, interfere with or solicit, or attempt to induce, interfere with or solicit, any Person that is a current or former customer, supplier or other business relation of Buyer into any business relationship that would be reasonably expected to harm the relationship of Buyer with, any prospective, current or former customer or supplier of Buyer.

(c) Buyer and Seller each agree not to Disparage the other party or any of the other party’s directors, officers or employees.  “Disparage” means to make remarks, comments or statements that impugn the character, honesty, integrity, reputation, morality or business acumen or abilities in connection with any aspect of the operation of business of the person or entity being disparaged.

9.3 Remedies

The parties acknowledge and agree that damages cannot reasonably compensate them in the event of a violation of the covenants in this Article 9 and that it would be difficult to ascertain the loss that would be suffered.  For those reasons, the parties agree that injunctive relief would be essential for their protection.  Accordingly, the parties agree that, in the event of any such breach or violation by either party, the other party may seek to obtain such injunctive relief in order to prevent a continued violation of the terms of this Agreement without the need to post bond.  The foregoing remedial provision shall not be deemed to limit either party in the pursuit of other remedies it may have, including without limitation damages.

9.4 Revisions

If a court shall hold that the duration and/or scope (geographic or otherwise) of the agreements contained in this Article 9 are unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable.  The parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive part of this Article 9, and as so modified, this Article 9 shall be as fully enforceable as if set forth herein by the parties in the modified form.

ARTICLE 10
RESTRICTION ON TRADING

10.1 Restriction on Trading in Seller Securities.

Buyer covenants not to, and to cause each of its officers, directors or shareholders or their Affiliates not to, during the period beginning on the date of this Agreement and ending on the date which is 60 days after the Closing Date directly or indirectly, unless otherwise provided herein, (a) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any Relevant Security, or (b) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), or otherwise enter into any swap, derivative or other transaction or arrangement that Transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration.

ARTICLE 11
TERMINATION

11.1 Termination Events

By notice given prior to or at the Closing, subject to Section 11.2, this Agreement may be terminated as follows:

(a) by Buyer if a material breach of any provision of this Agreement has been committed by Seller and such breach has not been waived by Buyer;

(b) by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by Seller;

(c) by Buyer if any condition in Article 6 has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d) by Seller if any condition in Article 7 has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e) by mutual consent of Buyer and Seller;

(f) by Buyer if the Closing has not occurred on or before April 30. 2015, or such later date as the parties may agree upon, unless Buyer is in material breach of this Agreement; or

(g) by Seller if the Closing has not occurred on or before April 30, 2015, or such later date as the parties may agree upon, unless Seller is in material breach of this Agreement.

11.2 Effect of Termination

In the event of the termination of this Agreement in accordance with this Article 11, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in this Article 11, Section 5.8 and Article 12 hereof; and (b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE 12
GENERAL PROVISIONS

12.1 Further Assurances

Each of the parties hereto shall (a) furnish to the other parties upon request such further materials and information, (b) execute and deliver such other documents, and (c) do such other acts and things, all as the other parties may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents or the Contemplated Transactions.

12.2 Expenses

The parties each shall pay all of their own costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction Documents and the Contemplated Transactions and thereby, including all reasonable out-of-pocket fees and expenses of their respective agents, representatives, counsel, brokers and accountants.

12.3 Public Announcements

Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with Seller, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Seller determines and approves, provided that Buyer shall be entitled to publicize the completion of the purchase after Seller has issued its own press release regarding the sale.  Unless consented to by Seller or required by law, Buyer will keep the terms and conditions of this Agreement and the Contemplated Transactions confidential.

12.4 Notices

All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) or e-mail, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Buyer:

Pyrexar Medical Inc.
2188 West 2200 South, Ste. A
Salt Lake City, Utah 84119
Email: brian.chard@pyrexar.com
Attention:  Brian Chard
With a copy to (which shall not constitute notice):

Stephen O’Neill
NorthWest Law Group, 595 Howe Street, Ste. 704
Box 35
Vancouver, BC V6C 2T5
Canada
Email: son@stockslaw.com

If to Seller:

Perseon Corporation
2188 West 2200 South
Salt Lake City, Utah 84119
Facsimile: (801) 924-7863
bbarth@perseonmedical.com
Attention:  William S. Barth

With a copy to (which shall not constitute notice):

Dorsey & Whitney LLP
136 South Main Street, Suite 1000
Salt Lake City, Utah  84101
Facsimile:  (801) 933-7373
Email: taylor.nolan@dorsey.com

Attention:  Nolan S. Taylor

12.5 Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by any Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.6 Entire Agreement and Modification

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.7 Successors and Assigns

Except as otherwise expressly provided herein, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

12.8 Assignment

This Agreement and the rights and obligations hereunder shall not be assignable by any party hereto without the prior written consent of the other parties hereto.  Any instrument purporting to make an assignment in violation of this Section 12.8 shall be null and void.

12.9 Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

12.10 Section Headings; Construction

The headings of sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation.  All references to “Section,” “Sections” or “Article” refer to the corresponding Section, Sections or Article of this Agreement.  All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.11 Mutual Drafting; Advice of Counsel

This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of such parties, and shall not be construed for or against any party as a result of the drafting of this Agreement or any provision hereof by such party or its legal counsel.  Each party acknowledges and represents that it has been represented by its own legal counsel in connection with the Contemplated Transactions and the negotiation of this Agreement, with the opportunity to seek advice as to such Party’s legal rights from such counsel.

12.12 Governing Law; Waiver of Jury Trial

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.  EACH OF THE UNDERSIGNED DOES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS OR RELATING OR INCIDENTAL HERETO.

12.13 Jurisdiction

Each of the parties submits to the exclusive jurisdiction of any state-court sitting in or federal court with jurisdiction over the State of Utah, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.

12.14 Third Parties

The parties acknowledge and intend that this Agreement was entered into solely for the respective benefit of each of them and their respective successors and assigns, and nothing in this Agreement is intended to, or shall, create any third party beneficiaries, whether intended or incidental, and neither party shall make any representation to the contrary.

12.15 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

12.16 Electronic Signatures

The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by electronic mail in “portable document format” (PDF) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or other electronic transmission shall be deemed to be original signatures for all purposes.

12.17 Non-recourse.

  This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the Contemplated Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLER:

Perseon Corporation

By:   /s/ William S. Barth

Name:    William S. Barth

Title:   Chief Financial Officer

BUYER:

Pyrexar Medical Inc.

By:   /s/ Brian Chard

Name:    Brian Chard

Title:     C.F.O. and Director

EXHIBIT A

Defined Terms

“Acquired Assets” has the meaning set forth in Section 1.1.

“Affiliate” means, with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocation Statement” has the meaning set forth in Section 1.7.

“Assumed Contracts” has the meaning set forth in Section 1.1(a).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Bill of Sale” has the meaning set forth in Section 2.2(a)(i).

“Books and Records” has the meaning set forth in Section 1.1(g).

“Business Intellectual Property” has the meaning set forth in Section 1.1(c).

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnified Persons” has the meaning set forth in Section 8.2.

“Buyer Shares” has the meaning set forth in Section 1.5.

“Cap Amount” has the meaning set forth in Section 8.4(b).

“Claim” has the meaning set forth in Section 8.5.

“Claim Notice” has the meaning set forth in Section 8.5.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercially Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Commercially Reasonable Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any material change to its business, expend any material funds or incur any other material burden.

"Confidentiality Agreement" means the Confidentiality Agreement, dated as of January 15, 2015, between Buyer and Seller.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the Transaction Documents, including (a) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; (b) the sale of the Acquired Assets by Seller to Buyer; and (c) the transfer of the Buyer Shares by Buyer to Seller.

“Contract” shall mean any agreement, contract, lease, commitment, understanding, sales order, purchase order, mortgage, indenture, note, bond, right, warrant, instrument, plan, franchise, Permit, obligation, promise or undertaking (whether written or oral and whether express or implied) that is intended or purports to be binding and enforceable.

“Damages” has the meaning set forth in Section 8.2.

“Deductible” has the meaning set forth in Section 8.4(a).

“Disclosure Schedule” means a disclosure letter delivered by Seller to Buyer contemporaneously with the execution of this Agreement setting forth exceptions to Seller’s representations and warranties in this Agreement.  Matters set forth in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule.  Such additional matters are set forth for informational purposes, and the Disclosure Schedule does not necessarily include other matters of a similar nature.  Matters disclosed pursuant to any section of this Agreement or are deemed to be disclosed with respect to all sections of the Agreement and the Disclosure Schedule to the extent the Agreement requires such disclosure and that it is reasonably apparent that such disclosure would apply to another section.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Fundamental Representations” has the meaning set forth in Section 8.1.

“Governmental Entity” means any court, tribunal, governmental or regulatory authority, agency, department, commission, instrumentality, body or other governmental entity of the United States of America or any state or political subdivision thereof or any court or arbitrator.

“Hyperthermia Products” means the following hyperthermia cancer treatment products of Seller:  BSD-500 and BSD-2000 and any hyperthermia products to be developed in the future.

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and internet domain name registrations; (f) engineering drawings, manufacturing processes, and product specifications, and (g) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Inventories” means all inventories of Seller wherever located, including all finished goods, works in process, raw materials, spare parts and other materials and supplies to be used or consumed by Seller in the production of finished goods.

“Knowledge” means, as to any Person, such Person is actually aware of such fact or other matter.  Seller will be deemed to have “Knowledge” of a particular fact or other matter if any current executive officer of Seller has Knowledge of such fact or other matter.

“Lease” has the meaning set forth in Section 2.2(a)(iv).

“Legal Requirement” means any federal, state or municipal administrative order, law, ordinance, regulation, statute, ruling or requirement.

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the operating agreement and the certificate of formation of the limited liability company, (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of any Person, or (e) any amendment to any of the foregoing.

“Permit” means material licenses, permits, certificates of authority, authorizations, clearances, approvals, registrations, findings of suitability, variances, exemptions, certificates of occupancy, Orders, franchises, and similar consents granted or issued by any Governmental Entity.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the ordinary course of business, (iii) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the real property and which do not unreasonably restrict the use thereof in the ordinary course of business, (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to Seller, and (v) Encumbrances that will be removed prior to or in connection with the Closing or upon receipt of the Required Consents.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Purchase Price” has the meaning set forth in Section 1.5.

“Relevant Security” means any shares of common stock or equity security, warrant or option to purchase common stock or other security of Seller or any other entity that is convertible into, or exercisable or exchangeable for shares of common stock or equity securities of Seller.

“Representative” means, with respect to a particular Person, any manager, director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Consents” has the meaning set forth in Section 3.2(c).

“Retained Liabilities” has the meaning set forth in Section 1.4.

“Revenue Share” has the meaning set forth in Section 1.5.

“Securities Act” has the meaning set forth in Section 3.12.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Persons” has the meaning set forth in Section 8.3.

“Tangible Personal Property” has the meaning set forth in Section 1.1(e)

“Tax” means any and all federal, state, provincial, county, local or foreign taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, production, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, payroll, profits, license, lease, service, service use, gains, franchise and any other taxes imposed by any Governmental Entity; together with any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any of the foregoing (whether or not disputed); (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other Person as a result of any obligations under any agreements or arrangements with any other Person with respect to such item; or (d) any successor liability for the payment of any item described in clause (a), (b) or (c) of any other Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.

“Tax Return” means all any and all reports, returns, declarations, statements, forms, or other information required to be to be filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law relating to any Tax.

“Transaction Documents” has the meaning set forth in Section 3.2(a).

“Transferred Employees” means the employees of Seller identified on Exhibit G hereto.

“Warranty Obligations” means the obligations arising from the one-year warranty provided with Hyperthermia Products sold to customers of the Seller, which warranty period commences upon the installation of the applicable Hyperthermia Products.

EXHIBIT B

REVENUE SHARE ARRANGEMENT

The Revenue Share payable by Buyer to Seller shall be calculated as follows:

1. Fifteen percent (15%) of the gross revenue Buyer receives within 42 months after the Closing Date on the first nine (9) units of any Hyperthermia Product, excepting service contracts and spare parts, sold to customers in Taiwan and/or Korea;

2. Five percent (5%) of the gross revenue Buyer receives within 42 months after the Closing Date on any Hyperthermia Products, excepting service contracts and spare parts, sold to customers in Taiwan and/or Korea in excess of the first nine (9) units of any Hyperthermia Product sold in Taiwan and/or Korea; and

3. Five percent (5%) of the gross revenue Buyer receives within 42 months after the Closing Date on any Hyperthermia Products excepting, service contracts and spare parts, sold to customers in any other countries other than Taiwan and/or Korea.

Revenue Share Reports.  On or before the 5th day of each calendar month, Buyer shall prepare and deliver to Seller a written statement setting forth in reasonable detail its determination of any gross revenues giving rise to any Revenue Share payment during the prior calendar month and its calculations of the resulting Revenue Share payment.

Timing of Payments.  Any payment that Buyer is required to pay pursuant to this Exhibit B shall be paid in full no later than thirty (30) days following delivery of the report required above. Buyer shall pay to Seller the applicable payment in cash by wire transfer of immediately available funds to the bank account designated by Seller from time to time.

No Bad Faith Actions.  Buyer shall not take any actions in bad faith in the operation of the business of Buyer following the Closing which would reasonably be expected to have the effect of avoiding or delaying Buyer’s obligations to make payments required pursuant to this Exhibit B, or reducing the amount thereof; provided that Buyer may discontinue the development, manufacture or marketing of the Hyperthermia Products without being deemed to violate this paragraph.

Binding Effect.  In the event of a sale of substantially all the assets of Buyer or a merger, consolidation or other such transaction resulting in a change of control after the Closing and prior to the termination of the obligation to make Revenue Share payments, Buyer shall cause any successor entity to specifically agree with Seller to assume all of the obligations of Buyer under the Asset Purchase Agreement including, without limitation, all obligations under this Exhibit B and with respect to the payment of any ongoing Revenue Share payments.

Audit Right.  Buyer shall keep detailed accounts and records of all sales of Hyperthermia Products.  Seller shall have the right, during normal business hours, to audit the accounts and records of Buyer relating to Buyer’s performance under this Exhibit B.  All audits shall be performed in a manner intended to minimize disruption to Buyer’s business.

EXHIBIT C

BILL OF SALE

EXHIBIT D

INTELLECTUAL PROPERTY ASSIGNMENT

EXHIBIT E

ASSIGNMENT & ASSUMPTION AGREEMENT

EXHIBIT F

LEASE AGREEMENT

EXHIBIT G

TRANSFERRED EMPLOYEES